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                                                                    EXHIBIT 99.1


                              [DATA PROCESSING RESOURCES CORPORATION LETTERHEAD]


                                                                    NEWS RELEASE
                                                           For Immediate Release


           COMPUWARE TO ACQUIRE DATA PROCESSING RESOURCES CORPORATION

       3400 Professional Services Personnel Expected to Join Compuware's
                         Professional Services Division

FARMINGTON HILLS, MI, June 24, 1999 Compuware Corporation (NASDAQ: CPWR) and Data Processing Resources Corporation (DPRC) (NASDAQ: DPRC) today announced they have entered into an agreement for Compuware to acquire DPRC through a cash tender offer. A wholly owned subsidiary of Compuware will offer to purchase any and all outstanding shares of DPRC's common stock for $24 per share. The transaction has been approved by the Boards of Directors of both DPRC and Compuware.

DPRC is a leading national professional services company focusing on the Information Technology (IT) sector. DPRC provides IT professional services to a diverse group of Fortune 1000 clients nationwide. Traditionally providing support for business applications development projects, DPRC also supports network management, help desk, internetworking and ERP implementations. Based in Irvine, California, DPRC represents approximately 3,400 technology professionals throughout the United States. DPRC reported revenue of $355 million in the 12 months ending April 30, 1999.

"We are very excited to welcome DPRC's top-notch management and professional services staff to the Compuware family," said Joseph Nathan, Compuware President and Chief Operating Officer. "Acquiring DPRC will enable us to accelerate product related solutions and Application Management Services by immediately expanding our Professional Services Division from 7,000 to more than 10,000 technicians and enabling us to deliver professional services solutions to 27 new cities," he said. "The complementary nature of this acquisition is a big plus for our clients, business partners, employees and shareholders."

"The DPRC Board of Directors and management team feel that, strategically, the merger of these two companies is exceptional," said Mary Ellen Weaver, DPRC founder and CEO. "With a strong presence in the Midwest, Compuware is looking to DPRC to expand its presence throughout the Western, Southwestern and Southeastern United States. Since we have so few duplicate offices, this merger accomplishes that


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objective." Weaver continued, "We have spent a good deal of time with the management team at Compuware and truly feel that the integrity of this company, its values and genuine support for their employees cannot be matched. This agreement represents a tremendous opportunity for our employees."

In the tender offer, Compuware seeks to purchase no less than 91 percent of DPRC's outstanding shares. Consummation of the tender offer will be subject to the expiration or termination of any applicable antitrust waiting period, the receipt of any required regulatory approvals and customary conditions. Following completion of the tender offer, the subsidiary of Compuware will be merged into DPRC, and all of DPRC's shares not owned by Compuware will be converted into the right to receive $24 per share in cash. In the event the tender offer is not consummated, Compuware and DPRC will pursue a merger in which DPRC will become a wholly owned subsidiary of Compuware and DPRC shares will be converted into the right to receive $24 per share in cash. Thomas Weisel Partners LLC acted as a financial advisor and provided a fairness opinion to DPRC's Board of Directors. Updata Capital Inc. acted as a financial advisor to Compuware.

COMPUWARE CORPORATION

Compuware productivity solutions help 14,000 of the world's largest corporations more efficiently maintain and enhance their most critical business applications. Providing immediate and measurable return on information technology investments, Compuware products and services improve quality, lower costs and increase the speed at which systems can be developed, implemented and supported. Compuware employs more than 11,000 information technology professionals worldwide, including more than 7,000 in its professional services organization. With fiscal 1999 revenues of $1.6 billion, Compuware is the world leader in client/server development technology. For more information on Compuware, please contact the corporate offices at 800-521-9353. Compuware also can be found on the World Wide Web at http://www.compuware.com.

DATA PROCESSING RESOURCES CORPORATION

Data Processing Resources Corporation, established in 1985, is a market leader in providing information technology professional services through a network of 33 branch facilities and four international recruiting offices to a diverse group of corporate clients through a database of highly qualified technical consultants. Additional information on DPRC is available from the World Wide Web at http://www.dprc.com.


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Statements herein concerning the growth and strategies of Compuware and DPRC include forward-looking statements. Compuware's and/or DPRC's actual results may differ materially from those suggested as a result of various factors, including, without limitation, Compuware's and DPRC's ability to recruit and retain qualified technical consultants, and, the companies' ability to consummate the transaction, successfully integrate DPRC's operations and compete successfully with existing and future competitors. Interested parties should refer to the disclosure set forth in Compuware's and DPRC's recent public filings, under the caption "Risk Factors" and elsewhere, for additional information regarding risks affecting Compuware's or DPRC's financial conditions and results of operations.

PRESS CONTACTS

Christopher M. F. Norris, Director, Corporate Communications and Investor Relations, Compuware Corporation, 248-737-7506.

Thomas Vadnais, President and Chief Operating Officer, Data Processing Resources Corporation, 949-553-1102.